THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT.

THE TRANSFER, SALE AND ASSIGNMENT OF THIS NOTE ARE SUBJECT TO RESTRICTIONS. NO TRANSFER, SALE OR ASSIGNMENT OF THIS NOTE SHALL BE EFFECTIVE UNLESS MADE IN COMPLIANCE WITH THE PROVISIONS HEREOF AND PROPERLY REFLECTED IN THE REGISTER.

PAVMED INC.

15.0% SENIOR SECURED NOTE DUE 2019

Principal Amount: $5,000,000.00	June 30, 2017

FOR VALUE RECEIVED, the undersigned, PAVMED INC., a Delaware corporation (the “Company”), hereby irrevocably promises to pay to SCOPIA HOLDINGS LLC (the “Noteholder”), or its registered assigns, in lawful money of the United States of America, (A) the principal amount set forth above and (B) all accrued and unpaid interest in accordance with Section 2 below. PAVMED SPARCC, INC. and PAVMED SUBSIDIARY CORP., wholly-owned subsidiaries of the Company (each a “Guarantor” and, together, the “Guarantors”), are willing to and shall guarantee pursuant to the Guaranty (as defined herein) any and all indebtedness and/or obligations of the Company to each of the Noteholders and the payment to each of the Noteholders of all sums due, presently or in the future, under this Note.

This 15.0% Senior Secured Note due 2019 (the “Note”) is issued pursuant to and in accordance with Section 2.1 of the Note and Securities Purchase Agreement, dated as of June 30, 2017 (as amended, supplemented or otherwise modified from time to time, the “Purchase Agreement”) among the Company, the Noteholder and the other Purchasers party thereto.

1. Defined Terms. (a) Capitalized terms used but not defined herein shall have the meaning assigned to such terms in the Purchase Agreement.

(b) As used in this Note, the following terms shall have the meanings set forth below:

“Change of Control” means, a change in ownership of either (a) the equity interests of the Company having the power, directly or indirectly, to designate a majority of the Board of Directors of the Company or (b) a majority of the economic interest in the equity interests of the Company.

“Maximum Rate” means, for the Noteholder, the maximum non-usurious rate of interest and maximum non-usurious amount of interest that, under applicable Law, the Noteholder is permitted to contract for, charge, take, reserve or receive on the Obligations.

“Note Documents” means this Note, the Guaranty, the Note and Guaranty Security Agreement and the Purchase Agreement.

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2. Interest. Interest shall accrue on the principal balance of this Note from and including the date hereof to but excluding the date on which the Note is paid in full, at a rate per annum equal to 15.0%. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months (and in respect of any partial month in any period of calculation, based on the number of days elapsing in such month during such period). Interest shall be payable in cash semiannually in arrears on the 30th day of June and December of each calendar year or, if such day is not a Business Day, on the next succeeding Business Day (each such date, a “Payment Date”), commencing on December 30, 2017, and on the Stated Maturity; provided that any interest on overdue amounts or accrued during the continuation of an Event of Default shall be payable on demand and on each Payment Date; provided, further, that the Company may elect, in its sole discretion, to pay up to 50.0% of the interest due and payable on this Note on any Payment Date (such interest, the “PIK Interest”) by increasing the outstanding principal balance of this Note by the amount of such PIK Interest on such Payment Date upon written notice to the Noteholder at least three Business Days prior to such Payment Date.

3. Method of Payment. All amounts payable hereunder shall be payable in lawful money of the United States of America by check at the offices of Noteholder or, at the written request of the Noteholder, by check mailed to the address of the Noteholder specified in such request or, at the option of the Company, by wire transfer to an account designated in a notice by Noteholder maintained by Noteholder with a bank located in the United States.

4. Optional Prepayments. The Company may voluntarily prepay, in whole or in part, any principal amount of this Note outstanding together with any interest accrued and unpaid (up to but excluding the date of prepayment) on such principal amount of this Note then being prepaid, at any time and from time to time without premium or penalty; provided that if the Note is prepaid in part, such optional prepayments shall be applied to reduce the amount required to be paid pursuant to Section 5 below. Notice of each optional prepayment of this Note pursuant to this Section 4 shall be given in accordance with Section 17 hereof not fewer than three Business Days before the prepayment date, in each case by mailing to the Noteholder a notice of intention to prepay, which such notice specifies the date of prepayment, the aggregate amount of this Note held by the Noteholder to be prepaid on such date and any condition to such prepayment.

5. Mandatory Payments.

(a) On June 30, 2019 (the “Stated Maturity”), to the extent any amounts under this Note remain outstanding, the Company shall make such payments to Noteholder in an amount equal to the outstanding principal amount of this Note together with any accrued and unpaid interest to, but excluding the date of payment.

(b) Upon the sale of the PortIO Product, the Noteholder shall have the option to require the Company to redeem the outstanding principal amount of this Note (in whole or in part) (any such redemption, a “Redemption”), together with any accrued interest thereon, on any Business Day from the proceeds of the sale of the PortIO Product. The aggregate principal amount of any Redemption (taken as a whole), together with any other Notes then being redeemed by other Purchasers, shall be limited to the amount of any net proceeds from the sale of the PortIO Product. The Company shall notify the Noteholder within three Business Days of the sale of the PortIO Product. Upon receipt of such notice from the Company, the Noteholder shall have 20 Business Days to effect a Redemption by providing notice to the Company and each other Noteholder of its intention to effect such Redemption (such notice, the “Notice of Redemption”), which notice shall specify the Business Day on which such Redemption shall occur (the “Redemption Date”) and the principal amount of this Note that the Noteholder desires to redeem on the Redemption Date (such amount being a stated amount). After any such notice is given, the principal amount of this Note specified in the Notice of Redemption, together with any accrued interest thereon, shall be payable by 11:00 a.m., New York City time, on the Redemption Date; provided that such notice may be revoked on or prior to the Business Day prior to the Redemption Date. Accrued interest on the principal amount of the Note so redeemed shall be paid to the Noteholder on the Redemption Date.

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6. [Reserved].

7. [Reserved].

8. Events of Default. The occurrence and continuation of any of the following events shall constitute an “Event of Default” hereunder:

(a) the Company shall fail to pay (i) any amount under this Note when due and payable in accordance with the terms hereof (other than principal) (whether at Stated Maturity, any Payment Date, by mandatory payment or otherwise), and the continuation of such default for five days after the date such amounts became due and payable if such date is provided in this Note, the Purchase Agreement or the applicable Transaction Document (or, if no such date is provided or such amount is not fixed, after notice shall have been given to the Company by the Noteholder or any other holder of Notes or by the intended recipient of such amounts, specifying such amount that has become due and payable); or (ii) any amount of principal under this Note when due and payable in accordance with the terms hereof (whether at Stated Maturity, any Payment Date, by mandatory payment or otherwise);

(b) the Company fails to comply with its obligations under Article V or Sections 6.1, 6.2, 6.3, 6.4 or 6.5 of the Purchase Agreement, and, if such failure is cureable, the Company fails to cure such noncompliance within five days (or ten days if the Company is diligently seeking to cure such noncompliance) after the earlier of (i) receipt of notice from Noteholder or any other holder of Notes and (ii) actual knowledge of such failure by an officer of the Company;

(c) the Company fails for 30 days after the earlier of (i) receipt of notice from Noteholder or any other holder of Notes and (ii) actual knowledge of such failure by an officer the Company to comply with any of its other agreements contained in this Note or any other Note Document (other than those described in clauses (a) and (b) of this Section 8);

(d) (i) except for trade accounts payable in the ordinary course of business, the Company or any Guarantor fails to pay when due (after lapse of any applicable grace period and/or delivery of notice requirements) any amount (individually or in the aggregate) of Indebtedness in an amount equal to $50,000 or more, or any default exists under any agreement which permits any Person to cause an amount (individually or in the aggregate) of Indebtedness in an amount equal to $50,000 or more to become due and payable by the Company or any Guarantor before its stated maturity;

(ii) the Company or any Guarantor breaches or defaults (after giving effect to any applicable notice or cure period) under any term, condition, provision, representation or warranty contained in any agreement and the effect of such breach or default could reasonably be expected to result in a Material Adverse Event;

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(e) any representation, warranty, certification or statement of fact made or deemed made by the Company herein or in any document required to be delivered in connection herewith or with any Note Document shall be incorrect in any material respect when made or deemed made;

(f) the Company or any Guarantor (1) commences a voluntary case under the federal Bankruptcy Code, Title 11 of the United States Code (the “Bankruptcy Code”), or authorizes, by appropriate proceedings of its Board of Directors or other governing body, the commencement of such a voluntary case, (2) has filed against it a petition commencing an involuntary case under the Bankruptcy Code and (x) the petition is not controverted within ten Business Days and is not dismissed within 60 days, or (y) an order for relief is entered under Title 11 of the United States Code, (3) seeks relief as a debtor under any applicable law, other than the Bankruptcy Code, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or consent to or acquiesce in such relief, (4) has entered against it an order by a court of competent jurisdiction (x) finding it to be bankrupt or insolvent, (y) ordering or approving its liquidation, reorganization or any modification or alteration of the rights of its creditors or (z) assuming custody of, or appointing a receiver or other custodian for, all or a substantial portion of its property or (5) makes an assignment for the benefit of, or enters into a composition with, its creditors, or appoints, or consents to the appointment of, or suffers to exist a receiver or other custodian for, all or a substantial portion of its property;

(g) a final judgment (i) which, with other outstanding final judgments against the Company or any Guarantor exceeds an aggregate of $50,000 in excess of applicable insurance coverage shall be rendered against the Company or any Guarantor, or (ii) which grants injunctive relief that results, or creates a material risk of resulting, in a Material Adverse Effect and in either case if (i) within 30 days after entry thereof, such judgment shall not have been discharged or execution thereof stayed pending appeal or (ii) within 30 days after the expiration of any such stay, such judgment shall not have been discharged;

(h) a Material Adverse Effect shall occur;

(i) a Change of Control shall occur;

(j) except in accordance with its terms or as otherwise expressly permitted by this Note, any Note Document at any time after its execution and delivery ceases to be in full force and effect in any material respect or is declared by a governmental authority to be null and void or its validity or enforceability is contested by the Company or any Guarantor or the Company or the applicable Guarantor denies that it has any further liability or obligations under any Note Document, unless the Company or the applicable Guarantor does not have any further liability or obligations under such Note Document as a result of a transaction permitted by this Note;

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(k) the Company or any Guarantor sells, transfers, assigns, licenses, leases or otherwise disposes of any Collateral (as defined in the Note and Guaranty Security Agreement) or any rights and claims associated therewith without the prior written consent of the Noteholder; provided that no consent shall be required for any sales of assets in the ordinary course of business at fair market value therefor, or otherwise for transfers explicitly required or permitted by the Purchase Agreement; or

(l) any credit agreement, indenture or other agreement or instrument to which the Company or any Guarantor is a party or is subject, whether now or hereafter existing, shall prohibit or limit cash payments of principal or interest on this Note or any other Obligations when such payments become due or shall prohibit or limit the Liens created by the Note Documents.

9. Remedies.

(a) Upon the occurrence and during the continuance of any Event of Default, the Noteholder may proceed to protect and enforce its rights by suit in equity, action at law and/or other appropriate proceeding, and/or may by notice to the Company declare all or any part of the unpaid principal amount of this Note then outstanding to be forthwith due and payable (each, an “Acceleration”), and thereupon such unpaid principal amount or part thereof, together with interest accrued thereon and all other sums, if any, payable under this Note, and all other Obligations, shall become so due and payable. The Noteholder shall have all rights and remedies available to it at law and in equity.

(b) Notwithstanding clause (a) above, in the event of any Event of Default specified in Section 8(f) occurs and is continuing, then the Obligations shall automatically become and be immediately due and payable without any notice, declaration or other act on the part of the Noteholder.

(c) All remedies hereunder and at law and in equity are and shall be, to the extent permitted by law, cumulative and concurrent and shall be in addition to every other right, power and remedy pursuant to this Note at law and in equity, and the exercise or beginning of exercise by the Noteholder of any one or more of such rights or remedies shall not preclude simultaneous or later exercise by the Noteholder of any or all such other rights, powers and remedies.

(d) Failure by the Noteholder to exercise any of its rights upon an Event of Default by the Company shall not constitute a waiver of the right to exercise the same or any other option at any subsequent time in respect of the same or any other event. The acceptance by the Noteholder of any payment hereunder that is less than payment in full of all amounts due and payable at the time of such payment shall not constitute a waiver by the Noteholder of any of its rights to collect payment at that time, or at any subsequent time, or nullify any prior exercise of any such option, without the express written consent of the Noteholder.

10. Waivers. Company hereby waives presentment, demand, notice of nonpayment, protest and notice of protest, bringing of suit against another and diligence in taking any action to collect any amount owing under this Note or in any proceeding against any of the rights and properties securing payment of this Note.

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11. Payments Not on a Business Day. If any payment hereunder becomes due and payable on a day other than a Business Day (as that term is defined in the Note and Guaranty Security Agreement), the due date for such payment shall be extended to the next succeeding Business Day.

12. Transfers; Lost, Stolen or Mutilated Notes.

(a) The Noteholder may transfer or assign this Note or any interest herein in full or in part to any Person with the prior written consent of the Company; provided that no consent shall be required from the Company (i) for any transfer to an Affiliate of the Noteholder or (ii) upon the occurrence and during the continuance of an Event of Default; provided, further, that the Noteholder and the prospective assignee execute and deliver an assignment and assumption agreement to the Company substantially in the form of Exhibit A attached hereto prior to the effectiveness of such assignment, after which such assignment shall be recorded on the Register.

(b) Upon receipt by the Company from a registered Noteholder of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of this Note, and (i) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it, or (ii) in the case of mutilation, upon surrender and cancellation thereof, the Company shall, at its own expense, execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

(c) The Company shall establish and maintain a register (the “Register”) setting forth the name and address of each holder of this Note, the dates and amount of any payment of principal and interest on this Note and the unpaid principal and interest amounts owed to each holder of this Note. The entries in the Register shall be conclusive, absent manifest error, and all parties shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a holder of this Note. The Company shall promptly record any assignment permitted pursuant to Section 12(a) above or any issuance of a new Note pursuant to Section 12(b) or Section 2 in the Register. This provision shall be construed so that this Note is at all times maintained in “registered form” within the meaning of the United States Internal Revenue Code of 1986, as amended, and the United States Treasury Regulations promulgated thereunder.

(d) In the event of any transfers of this Note pursuant to this Section 12, the Company may continue to fulfill any notice requirements to the Noteholder under this Note by providing such notice to the original holder of this Note without giving effect to such transfer until such time as the transferee of this Note provides the Company with alternative notice instructions.

13. Successors and Assigns. All covenants and other agreements contained in this Note or pursuant to Section 14 by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and permitted assigns (including, without limitation, any subsequent holder of this Note) whether so expressed or not.

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14. Amendment, Supplement and Waiver.

(a) This Note may be amended or supplemented, and any existing default or compliance with any provision of this Note may be waived, only with the written consent of Noteholder; provided, however, that the prior written consent of all other Purchasers under the Purchase Agreement, or such Purchasers’ successors and assigns, is also required for any amendment or supplement that would have the effect of modifying, or otherwise be adverse to, the interests of any other Purchaser in any material respect.

(b) Any amendment or waiver consented to as provided in this Section 14 is binding upon the Noteholder and the Company without regard to whether this Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the Noteholder nor any delay in exercising any rights hereunder or under this Note shall operate as a waiver of any rights of the Noteholder.

15. Maximum Rate. In no event shall any interest or fee to be paid hereunder or under this Note exceed the Maximum Rate. In the event any such interest rate or fee exceeds the Maximum Rate, such rate shall be adjusted downward to the highest rate (expressed as a percentage per annum) or fee that the parties could validly have agreed to by contract on the date hereof under law.

16. Currency. Each payment under this Note shall be made in lawful money of the United States of America.

17. Notices. Any notices or other communications required or permitted under this Note shall be deemed to have been properly given and delivered if given in accordance with Section 7.3 of the Purchase Agreement.

18. Governing Law; Severability. This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York. Wherever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or be invalid under such law, such provisions shall be severable, and be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Note.

19. Taxes.

(a) The Noteholder shall deliver, in a timely manner, all documentation and provide such representations, if any, necessary for the Company not to be required to deduct or withhold any taxes relating to any payments by or on account of any obligations of the Company hereunder.

(b) The Noteholder will, upon each of (i) the execution of this Note, (ii) whenever any documentation previously provided becomes obsolete or invalid, and (iii) from time to time, as reasonably requested by the Company, in a timely manner, execute and deliver or cause to be delivered to the Company, two original copies (or more as the Company may reasonably request) of a complete, accurate and valid Internal Revenue Service Form W-9 or as otherwise reasonably requested by the Company, certifying as to the Noteholder’s exemption from withholding or deduction of taxes and/or containing all required information in order for the Company to determine, if applicable, the required rate of withholding or deduction.

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(c) The Company shall not deduct or withhold amounts for taxes from any payment.

(d) The Company shall pay 100% of any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including interest, penalties or additions thereto) arising from the execution or delivery of this Note; provided, however, that the Noteholder shall pay any and all such present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including interest, penalties or additions thereto) arising from any transfer of the Note to any successor or permitted assign or pursuant to Section 12(b).

20. Cost of Collection. If the Noteholder commences a legal proceeding to enforce or collect amounts payable under this Note and such proceeding results in a monetary judgment (or any settlement payment) against the Company, the Company agrees to pay all reasonable expenses, including reasonable attorneys’ fees, incurred by the Noteholder in connection with such proceeding.

21. Expenses. The Company shall promptly pay upon demand (a) all costs, fees and expenses of the Noteholder incurred in any legal proceeding involving the interpretation and enforcement of the obligations of the Company arising under the Note Documents or the exercise of any rights arising under the Note Documents (including without limitation, reasonable attorneys’ fees, expenses and costs paid or incurred in connection with any negotiation, workout, or restructure and any action taken in connection with any Bankruptcy Law or similar law) and (b) all stamp or other similar documentary or recording taxes which may be payable in connection with this Note and the other Note Documents or the performance of any transactions contemplated hereby or thereby, all of which shall be a part of the Obligation and shall accrue interest until repaid. All Obligations provided for in this Section 21 shall survive repayment and termination of this Note.

22. Collateral. The Obligations are secured by all of the assets of the Company and the Guarantors, as set forth in the Note and Guaranty Security Agreement.

23. No Third Party Beneficiaries. Nothing in this Note shall be deemed or construed to give any Person, other than the Company and the Noteholder and their respective permitted successors and assigns, any legal or equitable rights hereunder; provided, however, that each other Purchaser (and its successors and assigns) under the Purchase Agreement shall be, and hereby is appointed, a third-party beneficiary to this Note for the purposes of Section 14(a).

24. Counterparts. This Note may be executed and delivered (including by facsimile or other Portable Document Format (pdf) transmission) in any number of counterparts, which together shall constitute one instrument, and shall bind and inure to the benefit of the parties hereto and their respective successors and assigns. Facsimile and other electronic copies of manually-signed originals shall have the same effect as manually-signed originals and shall be binding on the parties hereto and their respective successors and assigns.

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[Remainder intentionally left blank | signature pages follow]

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IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

PAVMED INC.

By:	/s/ Lishan Aklog
Name:	Lishan Aklog
Title:	Chairman & CEO

ACKNOWLEDGED AND ACCEPTED BY:

SCOPIA HOLDINGS LLC

By:	/s/ Matthew Sirovich
Name:	Matthew Sirovich
Title:	Class A Member

ACKNOWLEDGED AND AGREED BY:

PAVMED SPARCC, INC.,

  as Guarantor

By:	/s/ Lishan Aklog
Name:	Lishan Aklog
Title:	Chairman

PAVMED SUBSIDIARY CORP.,

  as Guarantor

By:	/s/ Lishan Aklog
Name:	Lishan Aklog
Title:	Chairman

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EXHIBIT A

[FORM OF ASSIGNMENT AND ASSUMPTION]

This ASSIGNMENT AND ASSUMPTION OF PROMISSORY NOTE (this “Agreement”) is made as of the [_] day of [_], by and among, [ASSIGNEE] (the “Noteholder”) and [ASSIGNOR] (the “Substitute Noteholder”).

WHEREAS, Company entered into a certain 15% Senior Secured Note dated as of [_____] (the “Note”), for the benefit of and payable to the order of the Noteholder, in the original principal amount of U.S.$[_______];

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Assignment and Assumption. Subject to all of the terms and conditions set forth herein, Noteholder hereby assigns to the Substitute Noteholder, and the Substitute Noteholder hereby assumes unconditionally, Noteholder’s rights, liabilities and obligations under the Note and the other Note Documents (as defined in the Note). The Substitute Noteholder acknowledges, confirms and agrees that at all times it will remain liable for each and all of its liabilities and obligations under the Note, in accordance with the terms and provisions thereof.

2. Release. Effective upon the execution and delivery of a note in the form attached hereto by the Company to Substitute Noteholder (the “Effective Time”), Noteholder hereby releases Company from all liabilities and obligations under the Note, and Noteholder shall mark the Note as of the Effective Time cancelled and deliver such cancelled note to the Company.

3. The Substitute Noteholder. The Substitute Noteholder:

(a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to become the Noteholder under the Note, (ii) it is sophisticated with respect to decisions to acquire assets of the type represented by the Note and either it, or the person exercising discretion in making its decision to acquire the Note, is experienced in acquiring assets of such type, (iii) it has received a copy of the Note, the other Note Documents and such other documents and information as it deems reasonably appropriate to make its own credit analysis and decision to enter into this Agreement and to purchase the Note and (iv) it has, independently and without reliance upon the Company or the Noteholder and based on such documents and information as it has deemed reasonably appropriate, made its own credit analysis and decision to enter into this Agreement and to purchase the Note, and

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(b) agrees that (i) it will, independently and without reliance upon the Company or the Noteholder, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Note and (ii) it will be bound, with respect to the Note, by the provisions of the Note Documents that apply to the “Purchaser” in its capacity as a purchaser of the Notes, and it will perform in accordance with their terms all of the obligations which by the terms of the Note and the other Note Documents are required to be performed by it as a Noteholder and (iii) the representations and warranties contained in Section 4.2 of the Purchase Agreement (as defined in the Note) are true and correct on the date hereof as if made by the Substitute Noteholder in place of the “Purchaser”.

4. General. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof, and any invalid or unenforceable provision shall be modified so as to be enforced to the maximum extent of its validity or enforceability. This Agreement may be executed and delivered (including by facsimile or other Portable Document Format (pdf) transmission) in any number of counterparts, which together shall constitute one instrument, and shall bind and inure to the benefit of the parties hereto and their respective successors and assigns. Facsimile and other electronic copies of manually-signed originals shall have the same effect as manually-signed originals and shall be binding on the parties hereto and their respective successors and assigns. This Agreement is not intended to and shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and assigns. Except as set forth in the immediately preceding sentence, no person or entity other than the parties hereto and their respective successors and assigns will have or be construed to have any legal or equitable right, remedy or claim under, in respect of, or by virtue of this Agreement. This Agreement shall be governed by and construed in accordance with the laws of The State of New York.

[5. Consent. By its signature hereto, the Company hereby consents to the assignment by the Noteholder to the Substitute Noteholder of all liabilities and obligations under the Note.]1

[Remainder intentionally left blank | signature pages follow]

1 Insert into the Assignment and Assumption if the Borrower’s consent is required (see Section 12(a) of the Note).

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IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be executed as of the date first above written by their respective duly authorized officers.

[INSERT NAME OF ASSIGNOR], as the Noteholder

By:
Authorized Signatory

[INSERT NAME OF ASSIGNEE] as the Substitute Noteholder

By:
Authorized Signatory

[Consented to this ___ day of

____________, ____

PAVMED INC.,

  as the Company

By:
Name:
Title:][2]

2 Insert into the Assignment and Assumption if the Borrower’s consent is required (see Section 12(a) of the Note).

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